Exhibit 99.1

Innovus Pharmaceuticals Reports Record Annual Revenue for Fiscal 2017
of $8.8 Million, Preliminary Q1 2018 Revenue of $4.3 million to $4.4 million and Expects to Exit 2018 Profitable

Year over Year Revenue Increase of 83% with Reduction in Net Loss of 53% in 2017 and
Fiscal Year 2018 Net Revenue Annual Run Rate of At Least $18 million

SAN DIEGO, April 2, 2018 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) (OTCQB: INNV), today announced full year 2017 net revenue of $8.8 million compared to $4.8 million in revenue for the same period in 2016 and fourth quarter of 2017 net revenue of $2.4 million compared to $1.7 million in revenue for the same period in 2016.

Preliminary first quarter 2018 net revenue is estimated to be between $4.3 million to $4.4 million or an approximate 85% increase from the fourth quarter of 2017. Innovus Pharma's first quarter 2018 anticipated revenue results are preliminary and based on the most current information available and are subject to completion of the consolidated financial statements for the first quarter of 2018.

“We have seen tremendous growth in our product pipeline and overall net revenue during 2017 and the growth story continues into 2018 with our record first quarter net revenue of an estimated $4.3 million to $4.4 million. We believe our revenue growth into 2018 highlights the continued strength of our ability to sell multiple products through our Beyond Human® sales and marketing platform and other sales channels,” stated Bassam Damaj, President and Chief Executive Officer of Innovus Pharma. “As we look forward to exiting 2018 as a profitable Company when excluding non-cash expenses, we continue to be focused on increasing annual revenue to at least $18 million by executing on our goals of expanding our product lines and making our products commercially available in the United States and outside of the United States through our partners and new sales channels, as well as achieving profitability.”

Financial highlights for the year ended December 31, 2017 included:

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Net revenue totaled $8.8 million for the year ended December 31, 2017 compared to net revenue of $4.8 million for the year ended December 31, 2016 representing an increase of 83.0%.
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Net revenue during 2017 was impacted by the natural disasters in Florida, Texas as well as major holidays as the Company was unable to advertise its products for a period of time in those regions and periods as a result. These two states generate close to 15% of our total net revenue and have a population of approximately 17 million in our targeted product demographics*.
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Gross margins increased to 79.0% for the year ended December 31, 2017, compared to 77.5% for the year ended December 31, 2016.
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Total operating expense increased to $13.9 million and included $1.1 million in non-cash share-based compensation for the year ended December 31, 2017.
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Net loss totaled $6.5 million, or $0.04 per common share, for the year ended December 31, 2017 compared to a net loss of $13.7 million, or $0.15 per common share, for the year ended December 31, 2016 representing a decrease of 52.5%. The net loss in 2017 included interest expense of $0.9 million, of which $0.8 million was non-cash and related to amortization of debt discounts. The net loss also included a non-cash expense of $0.7 million for the loss on debt extinguishment.
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Cash balance totaled $1.6 million at December 31, 2017 and current total cash on hand is $4.7 million.

Financial highlights for the three months ended December 31, 2017 included:

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Net revenues totaled $2.4 million for the three months ended December 31, 2017 compared to net revenues of $1.7 million for the three months ended December 31, 2016 representing a 40.7% increase.
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Sequential quarter over quarter revenue increase of 7.1% in the fourth quarter 2017 compared to a decrease of 10.1% in the fourth quarter 2016.
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Gross margins remained consistent at 78.2% for the three months ended December 31, 2017 and 2016.
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Total operating expenses increased to $3.5 million and included $0.1 million in non-cash share-based compensation for the three months ended December 31, 2017.
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Loss from operations decreased to $1.1 million during the three months ended December 31, 2017 compared to $1.9 million during the three months ended December 31, 2016 representing a 42.9% decrease.
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Net loss totaled $1.5 million, or $0.01 per common share, for the three months ended December 31, 2017 compared to $3.4 million, or $0.03 per common share, for the three months ended December 31, 2016 representing a decrease of 55.5%. The net loss in 2017 included a non-cash expense of $0.3 million for the loss on debt extinguishment. The net loss also included interest expense of $0.1 million which was non-cash and related to amortization of debt discounts.

Fourth quarter 2017 and recent developments:

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Received our first commercial batch of 220,000 units of FlutiCare® in October 2017 and launched FlutiCare® in the U.S. in November 2017;
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Moved corporate and company operations into a new 17,000 square-foot facility in San Diego, CA in November 2017 that brought in-house the Company’s product fulfillment and inventory storage process. The move was designed to lower product fulfillment costs which will increase our gross product margins and decrease our loss from operations, as well as, provide the necessary office space to accommodate our expected revenue growth in 2018;
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Received net cash proceeds of $2.7 million from the exercise of warrants to purchase shares of the Company’s common stock, raised net cash proceeds of $1.9 million from the issuance of notes payable during the first quarter of 2018 and current total cash on hand is $4.7 million;
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Entered into an exclusive license and distribution agreement with Acerus Pharmaceuticals in January 2018 granting them exclusive rights to market and sell UriVarx® in Canada;
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Entered into an exclusive license and distribution agreement with Lavasta Pharma in January 2018 granting them exclusive rights to market and sell ProstaGorx® in various countries in the Middle East and North Africa;
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Launched six new products; and
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Received multiple product approvals in Canada.

The Company will host a conference call at 4:15 p.m. ET/1:15 p.m. PT today to discuss the financial results and recent business developments. To participate in the call, please dial 1-877-883-0383 for domestic callers or 1-412-902-6506 for international callers. Participant Elite Entry Number: 9576665. A replay of the call will be available for 30 days.  To access the replay, dial 1-877-344-7529 domestically or 1-412-317-0088 internationally and reference Conference ID: 10118224. The replay will be available shortly after the end of the conference call.

Consolidated Statements of Operations

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)
Net revenue:
Product sales, net	$2,379,510	$1,691,491	$8,806,300	$4,817,603
License revenue	-	-	10,000	1,000
Total net revenue	2,379,510	1,691,491	8,816,300	4,818,603

Operating expense:
Cost of product sales	519,194	368,810	1,848,325	1,083,094
Research and development	11,829	30,137	38,811	77,804
Sales and marketing	1,983,842	1,363,879	6,853,559	3,621,045
General and administrative	966,928	1,858,215	5,174,827	5,870,572
Total operating expense	3,481,793	3,621,041	13,915,522	10,652,515

Loss from operations	(1,102,283)	(1,929,550)	(5,099,222)	(5,833,912)

Other income and (expense):
Interest expense	(100,281)	(660,942)	(872,166)	(6,661,694
Loss on extinguishment of debt	(305,891)	-	(700,060)	-
Other income (expense), net	(1,256)	(190)	(6,878)	1,649
Fair value adjustment for contingent consideration	(1,425)	(1,464,638)	194,034	(1,269,857)
Change in fair value of derivative liabilities	15,542	697,687	(16,596)	65,060
Total other expense, net	(393,311)	(1,428,083)	(1,401,666)	(7,864,842)

Loss before provision for income taxes	$(1,495,594)	(3,357,633)	(6,500,888)	(13,698,754)

Provision for income taxes	-	2,400	3,200	2,400

Net loss	$(1,495,594)	$(3,360,033)	$(6,504,088)	$(13,701,154)

Net loss per share of common stock – basic and diluted:	$(0.01)	$(0.03)	$(0.04)	$(0.15)

Weighted average number of shares of common stock outstanding – basic and diluted	174,575,366	116,765,431	157,933,458	94,106,382

Condensed Consolidated Balance Sheet Data

	December 31, 2017	December 31, 2016
	1	1
Assets
Cash	$1,564,859	$829,933
Accounts receivable, net	68,259	33,575
Prepaid expenses and other current assets	363,080	863,664
Inventories	1,725,698	599,856
Intangible assets and other non-current assets	5,309,010	5,900,350
Total assets	$9,030,906	$8,227,378
Liabilities & Stockholders' Equity
Accounts payable & accrued liabilities	$2,607,121	$1,210,050
Total accrued compensation	2,650,197	2,299,593
Deferred revenue and customer deposits	24,690	11,000
Accrued interest payable	3,648	47,782
Short-term loans payable	65,399	-
Notes payable and non-convertible debenture, net of discount	1,239,296	681,127
Total derivative liabilities	58,609	483,744
Total contingent consideration	1,479,003	1,685,917
Convertible debentures, net of discount	-	714,192
Total stockholders' equity	902,943	1,093,973
Total liabilities & stockholders' equity	$9,030,906	$8,227,378

1 The Condensed Consolidated Balance Sheet Data has been derived from the audited consolidated financial statements as of that date.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging OTC consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

For more information, go to www.innovuspharma.com; www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.urivarx.com; www.sensumplus.com; www.myandroferti.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; www.prostagorx.com; www.fluticare.com; www.allervarx.com; and www.apeaz.com.
* Population data for Florida and Texas gathered from the 2010 Census Brief from the United States Census Bureau.

Innovus Pharma’s Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its financial results, projected revenues, projected online subscribers and other customers, estimated markets for its products, and statements about achieving its other corporate and business development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.
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For more information, please contact:

Randy Berholtz
Innovus Pharma Investor Relations
Tel: +1 858 249 7865
ir@innovuspharma.com